Exhibit 99.1

VIROPHARMA INCORPORATED Contacts:

Kristina M. Broadbelt (Media)

Assistant Director, PR & Advocacy

Phone (610) 321-2358

Robert A. Doody Jr. (Investors)

Manager, Corporate Communications

Phone (610) 321-6290

VIROPHARMA PROVIDES UPDATE ON VANCOCIN®

EXTON, Pa., December 15, 2008 — ViroPharma Incorporated (Nasdaq: VPHM) today provided the following update regarding Vancocin® (vancomycin hydrochloride capsules).

The Food and Drug Administration (FDA) has posted draft guidance for establishing bioequivalence (BE) to Vancocin. The new draft guidance is open for public comment, and if finalized as proposed would add new requirements for generic applicants beyond the in vitro dissolution testing originally proposed in March 2006. Under the draft guidance, generic applicants will also have to show that their products contain substantially the same inactive ingredients in substantially the same quantities as Vancocin. For generic versions of Vancocin that are not Ql and Q2 the same as Vancocin with respect to inactive ingredients, FDA is recommending in vivo BE studies with clinical endpoints in patients with Clostridium difficile.

Importantly, FDA has also called for public process specific to Vancocin, announcing that there will be a 60 day public comment period to review and comment on these draft guidance. FDA has acknowledged the complexity of the issues involved, and specifically stated that they will carefully consider such comments before responding to ViroPharma’s Citizen Petition and finalizing BE recommendation for Vancocin.

Nowhere in the draft guidance does it indicate that FDA has correlated the described in vitro tests to an in vivo outcome, as required by FDA’s regulation. A detailed description of this topic can be found at the following link (please cut and paste into your browser):

http://www.regulations.gov/fdmspublic/component/main?main=DocumentDetail&o=090000648069607c

“After several years, FDA has agreed with ViroPharma on the need for public process in the development of BE methods for Vancocin,” commented Vincent Milano, ViroPharma’s president and chief executive officer. “We will actively participate in this process to appropriately address this important public health issue with the ultimate goal of ensuring the safety of patients. For example, we will work to ensure that the process considers the potential severity of Clostridium difficile infections and its effect on a patient’s GI tract, and that in vitro lab-based tests are correlated with in vivo outcomes to avoid any potential danger to patients who suffer from this life-threatening disease.”

C. difficile is a bacterium, which under certain circumstances, typically after antibiotic therapy, can colonize the lower gastrointestinal tract where it may produce toxins which cause inflammation of the colon and diarrhea. Without proper treatment, the associated complications of the disease can be deadly. Advanced age, gastrointestinal surgery/manipulation, long length of stay in healthcare settings, a serious underlying illness and compromised immunity are conditions associated with increased risk of disease. According to the U.S. Centers for Disease Control and Prevention (CDC), there are an estimated 400,000 to 500,000 CA-CDAD and HA-CDAD cases annually based on 2004 data.

About ViroPharma Incorporated

ViroPharma Incorporated is a biopharmaceutical company dedicated to the development and commercialization of products that address serious diseases treated by physician specialists and in hospital settings. ViroPharma commercializes Vancocin® (vancomycin hydrochloride capsules, USP), approved for oral administration for treatment of antibiotic-associated pseudomembranous colitis caused by Clostridium difficile and enterocolitis caused by Staphylococcus aureus, including methicillin-resistant strains, and Cinryze™ (C1 inhibitor (human)) for routine prophylaxis against angioedema attacks in adolescent and adult patients with hereditary angioedema (HAE), also known as C1 inhibitor deficiency (for prescribing information on ViroPharma’s commercial products, please download the package inserts at http://www.viropharma.com/Products.aspx). ViroPharma currently focuses its drug development activities in diseases including cytomegalovirus (CMV), HAE and C. difficile.

ViroPharma routinely posts information, including press releases, which may be important to investors in the investor relations and media sections of our company’s web site, www.viropharma.com. The company encourages investors to consult these sections for more information on ViroPharma and our business.

Certain statements in this press release may contain forward-looking statements that involve a number of risks and uncertainties, including the Company’s plans to continue to oppose vigorously any bioequivalence approach considered for use in approving generic formulations of Vancocin that does not require rigorous scientific methods to demonstrate safety and efficacy consistent with good medicine and science. There can be no assurance that the FDA will agree with the positions stated in ViroPharma’s Vancocin related submissions or that ViroPharma’s efforts to oppose the OGD’s March 2006 recommendation and December 2008 draft guidance to determine bioequivalence to Vancocin through in vitro dissolution testing will be successful. We cannot predict the timeframe in which the FDA will make a decision regarding either ViroPharma’s citizen petition for Vancocin or the approval of generic versions of Vancocin. If we are unable to change the recommendation set forth by the OGD in March 2006, as amended by the December 2008 draft guidance, the threat of generic competition will be high. The entry of competing generic products will significantly affect our sales of Vancocin and our financial performance. Our actual results could differ materially from those results expressed in, or implied by, these forward-looking statements. These factors, and other factors, including, but not limited to those described in ViroPharma’s annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission during 2008, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.

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